Exhibit 99.1

MARKETAXESS REPORTS FIRST QUARTER 2016 RECORD REVENUES OF $88.6

MILLION, RECORD PRE-TAX INCOME OF $44.4 MILLION AND

RECORD DILUTED EPS OF $0.77

First Quarter Financial Highlights*

•	Record revenues of $88.6 million, up 15.4%

•	Record pre-tax income of $44.4 million, up 15.2%

•	Record diluted EPS of $0.77, up 18.5% from $0.65

•	Record total trading volume of $310.0 billion, up 27.2%

•	Record trading volume in each of our four core products: U.S. high-grade, high-yield, Eurobonds and emerging market bonds

*	All comparisons versus first quarter 2015.

NEW YORK, April 27, 2016 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced results for the quarter ended March 31, 2016.

“Our results this quarter show a strong start to 2016. The combination of strong market share growth across each of our core products and healthier U.S. market volumes resulted in record trading volumes, revenues, pre-tax income and EPS,” said Richard M. McVey, Chairman and CEO of MarketAxess. “We continue to invest in new Open Trading protocols, expanding our capabilities outside of the United States and extending our trading platform to new product areas. We are excited about our recent municipal bond trading launch and the opportunity to deliver broader access to liquidity, better price discovery and greater efficiency to this highly fragmented and manually reliant market.”

First Quarter Results

Total revenues for the first quarter of 2016 increased 15.4% to $88.6 million, compared to $76.8 million for the first quarter of 2015. Pre-tax income was $44.4 million, compared to $38.5 million for the first quarter of 2015, an increase of 15.2%. Pre-tax margin was 50.1%, compared to 50.2% for the first quarter of 2015. Net income totaled $29.0 million, or $0.77 per share on a diluted basis, compared to $24.6 million, or $0.65 per share for the first quarter of 2015.

Commission revenue for the first quarter of 2016 increased 18.0% to a record $79.1 million, compared to $67.0 million for the first quarter of 2015, principally due to growth in variable transaction fees. Variable transaction fees increased 22.9% to $63.1 million on total trading volume of $310.0 billion for the first quarter of 2016, compared to variable transaction fees of $51.3 million on total trading volume of $243.7 billion for the first quarter of 2015. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 14.9% on an adjusted basis, compared to an estimated 13.7% on an adjusted basis for the first quarter of 2015. See Non-GAAP Financial Measures and Other Items below for further information on FINRA TRACE volume and U.S. high-grade market share.

All other revenue, which consists of information and post-trade services, investment income and other revenue, decreased 2.8% to $9.5 million, compared to $9.8 million for the first quarter of 2015. The decrease in all other revenue was principally due to lower technology-related professional consulting services fees and the unfavorable impact of the strengthening U.S. dollar totaling $0.7 million, offset by an increase in data and information service revenue of $0.6 million.

Total expenses for the first quarter of 2016 increased 15.5% to $44.2 million, compared to $38.3 million for the first quarter of 2015. The increase in total expenses was principally due to higher employee compensation and benefits costs, mainly due to an increase in headcount, of $3.4 million, clearing costs of $1.1 million, professional and consulting fees of $0.6 million, and marketing expenses of $0.6 million.

The effective tax rate for the first quarter of 2016 was 34.7%, compared to 36.1% for the first quarter of 2015. The decrease was principally due to a higher percentage of income attributable to lower tax jurisdictions.

Employee headcount was 357 as of March 31, 2016, compared to 342 as of December 31, 2015 and 303 as of March 31, 2015.

Dividend

The Company’s board of directors declared a cash dividend of $0.26 per share of common stock outstanding, to be paid on May 26, 2016 to stockholders of record as of the close of business on May 12, 2016.

Share Repurchase Program

A total of 9,852 shares were repurchased in the first quarter of 2016 at a cost of $1.2 million under the Company’s $25.0 million share repurchase program. As of March 31, 2016, approximately $23.8 million was available for future repurchases under the program.

Balance Sheet Data

As of March 31, 2016, total assets were $451.8 million and included $285.2 million in cash, cash equivalents and investments. Total stockholders’ equity as of March 31, 2016 was $410.4 million.

Guidance for 2016

The Company reconfirms its full year 2016 guidance range for total expenses of $168.0 million to $176.0 million, capital spending of $18.0 million to $22.0 million and overall effective tax rate of 34% to 36%.

Non-GAAP Financial Measures and Other Items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”). The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in understanding the Company’s operating results. See the attached schedule for a reconciliation of GAAP net income to EBITDA.

For purposes of calculating U.S. high-grade estimated market share, FINRA TRACE volumes have been adjusted to eliminate the increased reporting of affiliate back-to-back trades to FINRA by certain broker-dealers that occurred from April 2014 through October 2015. Based on information provided by FINRA, the Company believes that the adjusted FINRA TRACE volumes provide a more accurate comparison to prior period reporting. The Company has provided a reconciliation of U.S. high-grade TRACE volumes to the adjusted U.S. high-grade TRACE volumes on the “Investor Relations-Volume” section of its website.

Webcast and Conference Call Information

Richard M. McVey, chairman and chief executive officer, and Antonio L. DeLise, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, April 27, 2016, at 9:00 a.m. Eastern time. To access the conference call, please dial 855-425-4206 (U.S.) or 484-756-4249 (international). The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. A replay of the call will be made available by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) for one week after the announcement. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables fixed-income market participants to efficiently trade corporate bonds and other types of fixed-income instruments using MarketAxess’ patented trading technology. Over 1,000 institutional investor and broker-dealer firms are active users of the MarketAxess trading platform, accessing global liquidity in U.S. high-grade corporate bonds, emerging markets and high-yield bonds, European bonds, U.S. agency bonds, credit default swaps and other fixed-income securities. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients. Through its Trax® division, MarketAxess also offers a range of pre- and post-trade services, including trade matching, regulatory transaction reporting and market and reference data, across a range of fixed-income products. Trax is the trading name of Xtrakter Ltd., a MarketAxess group company.

MarketAxess maintains its headquarters in New York and has offices in London, Boston, Chicago, Los Angeles, Miami, Salt Lake City, San Francisco, São Paulo, Hong Kong and Singapore. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: the volatility of financial services markets generally; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; our ability to introduce new fee plans and our clients’ response; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our ability to develop new products and offerings and the market’s acceptance of those products; the effect of rapid market or technological changes on us and the users of our technology; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; our vulnerability to cyber security risks; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our ability to comply with new laws, rules and regulations both domestically and internationally; our ability to maintain effective compliance and risk management methods; the strain of growth initiatives on management and other resources; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

Media and Investor Relations Contacts:

Tony DeLise	William McBride
MarketAxess Holdings Inc.	Bryant Park Financial Communications
+1-212-813-6017	+1-917-239-6726

Diana Bhaktul
MarketAxess Holdings Inc.
+1-212-813-6354

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended March 31,
	2016	2015
	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions	$79,093	$67,018
Information and post-trade services	7,779	7,679
Investment income	418	183
Other	1,283	1,891

Total revenues	88,573	76,771

Expenses
Employee compensation and benefits	24,527	21,174
Depreciation and amortization	4,681	4,612
Technology and communications	4,304	4,338
Professional and consulting fees	3,862	3,282
Occupancy	1,161	992
Marketing and advertising	1,778	1,192
General and administrative[1]	3,890	2,679

Total expenses	44,203	38,269

Income before taxes	44,370	38,502
Provision for income taxes	15,407	13,909

Net income	$28,963	$24,593

Per Share Data:
Net income per common share
Basic	$0.79	$0.67
Diluted	$0.77	$0.65

Cash dividends declared per common share	$0.26	$0.20

Weighted-average common shares:
Basic	36,775	36,706
Diluted	37,671	37,626

[1]	Includes clearing costs of $1.8 million and $0.7 million for the three months ended March 31, 2016 and 2015, respectively.

MarketAxess Holdings Inc.

Commission Revenue Details

	Three Months Ended March 31,
	2016	2015
	Total Commissions Revenues
	(In millions)
	(unaudited)
Transaction Fees
U.S. High-Grade	$31,568	$26,887
Other Credit [1]	30,921	23,753
Liquid Products [2]	620	701

Total Transaction Fees	63,109	51,341

Distribution Fees
U.S. High-Grade	14,224	13,950
Other Credit[1]	1,500	1,446
Liquid Products[3]	260	281

Total Distribution Fees	15,984	15,677

Total Commissions	$79,093	$67,018

	Average Variable Transaction Fee Per Million
	(unaudited)
U.S. high-grade - fixed-rate	$184	$192
U.S. high-grade - floating-rate	36	46
Total U.S. high-grade	178	185
Other credit	264	291
Liquid products	40	42
Total	204	211

[1]	Other Credit includes high-yield, emerging markets, Eurobonds and structured products bonds.
[2]	Liquid Products includes U.S. agencies and European government bonds.
[3]	Includes CDS SEF-related revenue.

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	As of
	March 31, 2016	December 31, 2015
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$137,995	$199,728
Investments, at fair value	147,226	84,706
Accounts receivable, net	52,755	40,459
All other assets	113,866	114,148

Total assets	$451,842	$439,041

Liabilities and Stockholders’ Equity
Total liabilities	41,426	48,328
Total stockholders’ equity	410,416	390,713

Total liabilities and stockholders’ equity	$451,842	$439,041

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

Earnings Before Interest, Taxes, Depreciation and Amortization

	Three Months Ended March 31,
	2016	2015
	(In thousands)
	(unaudited)

Net income	$28,963	$24,593

Add back:

Interest expense	—	—

Provision for income taxes	15,407	13,909

Depreciation and amortization	4,681	4,612

Earnings before interest, taxes, depreciation and amortization	$49,051	$43,114

MarketAxess Holdings Inc.

Volume Statistics

	Three Months Ended March 31,
	2016	2015
	Total Trading Volume
	(In millions)
	(unaudited)
U.S. high-grade - fixed-rate	$170,219	$137,987
U.S. high-grade - floating-rate	7,507	7,395

Total U.S. high-grade	177,726	145,382
Other credit	116,974	81,619
Liquid products	15,320	16,675

Total	$310,020	$243,676

	Average Daily Volume
	(In millions)
	(unaudited)
U.S. high-grade	$2,914	$2,383
Other credit	1,909	1,327
Liquid products	251	273

Total	$5,074	$3,983

Number of U.S. Trading Days [1]	61	61
Number of U.K. Trading Days [2]	62	63

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.
*	Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a riskless principal basis between two counterparties.